SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

Filed by the registrant ☒
Filed by a party other than the registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

RUBIO'S RESTAURANTS, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of filing fee (check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

June 27, 2006

To the Stockholders of Rubio’s Restaurants, Inc.:

You are cordially invited to attend the annual meeting of our stockholders, to be held on Thursday, July 27, 2006 at 10:00 a.m., Pacific time, at Edwards Theatre, 1180 W. San Marcos Blvd., San Marcos, California. Details of the business to be conducted at the annual meeting are provided in the attached notice of annual meeting and proxy statement.

Whether or not you plan to attend the annual meeting, please sign, date and return the enclosed proxy promptly in the accompanying reply envelope. If you decide to attend the annual meeting and wish to change your proxy vote, you may do so by voting in person at the annual meeting.

Sincerely,

Ralph Rubio
Chairman of the Board of Directors

Carlsbad, California

YOUR VOTE IS VERY IMPORTANT

To assure your representation at the meeting, you are requested to complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope. No postage is needed if mailed in the United States.

RUBIO’S RESTAURANTS, INC.
1902 Wright Place, Suite 300
Carlsbad, California 92008
________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD AT 10:00 A.M., THURSDAY, JULY 27, 2006
________________

TO THE STOCKHOLDERS OF RUBIO’S RESTAURANTS, INC:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Rubio’s Restaurants, Inc., a Delaware corporation (the “Company”), will be held on Thursday, July 27, 2006, at 10:00 a.m., Pacific time, at Edwards Theatre, 1180 W. San Marcos Blvd., San Marcos, California. Directions to Edwards Theatre appear on the back cover of the proxy statement. The following matters are to be acted upon and are more fully described in the proxy statement accompanying this notice:

1.	To elect two directors to serve until the 2009 annual meeting of stockholders or until their respective successors are duly elected and qualified;

2.	To ratify the selection by the Audit Committee of the Board of Directors of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006;

3.	To consider and vote upon a proposal to approve the Rubio’s Restaurants, Inc. 2006 Executive Incentive Plan; and

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Only stockholders of record at the close of business on June 16, 2006, are entitled to notice of and to vote at the annual meeting or any adjournment or postponement of the meeting. Our stock transfer books will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the annual meeting will be available for inspection during ordinary business hours for a period of ten days prior to the annual meeting at our principal executive offices in Carlsbad, California.

All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign, date and return the enclosed proxy as promptly as possible in the envelope enclosed for your convenience. If you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed, dated and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the annual meeting. If you attend the annual meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the annual meeting will be counted.

BY ORDER OF THE BOARD OF DIRECTORS

Ralph Rubio
Chairman of the Board of Directors
Carlsbad, California
June 27, 2006

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

RUBIO’S RESTAURANTS, INC.
1902 Wright Place, Suite 300
Carlsbad, California 92008
________________

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 27, 2006
________________

General

The enclosed proxy is solicited on behalf of the Board of Directors of Rubio’s Restaurants, Inc., a Delaware corporation (the “Company”), for use at the annual meeting of stockholders to be held on Thursday, July 27, 2006, and at any postponement or adjournment of the meeting. The annual meeting will be held at 10:00 a.m., Pacific time, at Edwards Theatre, 1180 W. San Marcos Blvd., San Marcos, California. We are mailing these proxy solicitation materials on or about June 27, 2006, to all stockholders entitled to vote at the annual meeting.

Voting

The specific proposals to be considered and acted upon at the annual meeting are summarized in the accompanying notice and are described in more detail in this proxy statement. On June 16, 2006, the record date for determination of stockholders entitled to notice of and to vote at the annual meeting, 9,537,458 shares of our common stock, par value $0.001, were issued and outstanding. Each stockholder is entitled to one vote for each share of our common stock held on the record date. Stockholders may not cumulate votes in the election of directors.

All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and “broker non-votes.” A broker non-vote occurs when you fail to provide voting instructions for shares you hold in “street name.” Under those circumstances, your broker may be authorized to vote for you on some routine matters but is prohibited from voting on other matters, such as approval of the adoption of the Rubio's Restaurants, Inc. 2006 Executive Incentive Plan. Those items for which your broker cannot vote result in broker non-votes. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. For proposals that require an affirmative vote of the majority of shares present and entitled to vote, abstentions will be counted towards the number of votes cast and will have the same effect as negative votes; however, abstentions will have no impact on the election of directors. Broker non-votes will not be counted for purposes of determining whether a proposal has received the requisite vote.

The two nominees for election as directors who receive the highest number of affirmative votes (among votes properly cast in person or by proxy) will be elected. The ratification of the selection by the Audit Committee of the Board of Directors of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006 and the approval of the adoption of the Rubio’s Restaurants, Inc. 2006 Executive Incentive Plan require the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote.

Proxies

If the enclosed form of proxy is properly signed and returned, the shares represented thereby will be voted at the annual meeting in accordance with the instructions specified therein. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR the election of the directors proposed by the Board unless the authority to vote for the election of such directors is withheld and, if no contrary instructions are given, the proxy will be voted FOR the approval of the proposal to ratify the selection of KPMG LLP as the independent registered public accounting firm and FOR the approval of the proposal to adopt the Rubio’s Restaurants, Inc. 2006 Executive Incentive Plan. You may revoke or change your proxy at any time before the annual meeting by filing a notice of revocation or another signed proxy with a later date with the Secretary of the Company at our principal executive offices at 1902 Wright Place, Suite 300, Carlsbad, California 92008. You may also revoke your proxy by attending the annual meeting and voting in person.

Solicitation

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to the beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to the beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, electronic mail or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any of those services. Except as described above, we do not presently intend to solicit proxies other than by mail.

Deadline for Receipt of Stockholder Proposals

Under our bylaws and the rules promulgated by the Securities and Exchange Commission, proposals of our stockholders that are intended to be presented at our 2007 annual meeting or to be included in the proxy statement and form of proxy relating to that annual meeting must be submitted in writing to the Secretary of the Company at our principal executive offices at 1902 Wright Place, Suite 300, Carlsbad, California 92008, by no later than April 29, 2007. However, our bylaws also provide that in the event that the date of the annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year’s proxy statement, any such notice of a stockholder proposal must be received by us within a reasonable time before the solicitation is made. Notices of stockholder proposals must also meet all the other requirements as specified in our bylaws. Stockholders are advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals. A copy of the full text of our bylaws dealing with stockholder nominations and proposals is available to stockholders from the Secretary of the Company upon written request.

In addition, if we are not notified by May 13, 2007 of a proposal to be brought before the 2007 annual meeting by a stockholder, then proxies held by management may provide discretion to vote against such proposal, even though it is not disclosed in the proxy statement for such meeting.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL 1: ELECTION OF DIRECTORS

General

Our Board of Directors is currently comprised of seven directors in three classes, with staggered three-year terms. The directors in each class serve for their respective terms or until their successors have been duly elected and qualified. The purpose of this proposal is to nominate two directors for election to our Board of Directors for a term ending upon the 2009 annual meeting of stockholders. The two candidates receiving the highest number of affirmative votes of the shares entitled to vote at the 2006 annual meeting will be elected directors of the Company. The nominees for election have agreed to serve if elected and our management has no reason to believe that the nominees will be unavailable to serve. If any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee who may be designated by our Board of Directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees set forth below.

Nominees for Term Ending upon the 2009 Annual Meeting of Stockholders

Kyle A. Anderson, 49, has served as a director since February 1995. Mr. Anderson is a founding member and managing member of Rosewood Capital Associates, LLC, the general partner of Rosewood Capital, L.P., a consumer-oriented private equity investment fund. Rosewood Capital, L.P. owns more than 10% of our common stock. Prior to joining Rosewood in 1988, Mr. Anderson was a vice president in the mergers and acquisitions department at The First Boston Corporation. Mr. Anderson serves on the board of directors of a privately held company. Mr. Anderson holds a bachelor of arts degree from Princeton University and an M.B.A. from Columbia University.

Ralph Rubio, 51, the Company’s co-founder, has been Chairman of the Board of Directors since 2000. Mr. Rubio also served as our Chief Executive Officer from 1983 to November 2004 and interim President and Chief Executive Officer from December 2005.  Prior to founding Rubio’s, Mr. Rubio was employed in restaurant management and in various other positions at the Old Spaghetti Factory, Hungry Hunter and Harbor House restaurant chains. Mr. Rubio holds a bachelor’s degree in Liberal Studies from San Diego State University and has more than 29 years of experience in the restaurant industry.

Directors with Term Ending upon the 2007 Annual Meeting of Stockholders

Jack W. Goodall, 67, has served as a director since April 2001. Mr. Goodall served as chairman of Jack in the Box, Inc. from October 1985 until his retirement in February 2001. Mr. Goodall also served as president of Jack in the Box, Inc. from 1970 to 1996 and as chief executive officer from 1979 to 1996. Mr. Goodall is also a director of Ralcorp Holdings, Inc.

Timothy J. Ryan, 66, has served as a director since April 1999. Mr. Ryan has served as a director of Diedrich Coffee, Inc., since October 2005. Previously, he served as president and chief executive officer of Diedrich Coffee, Inc. from November 1997 to October 2000. From December 1995 until his retirement in December 1996, Mr. Ryan served as president and chief operating officer of Sizzler U.S.A., a division of Sizzler International, Inc., and as a director of Sizzler International, Inc., of which he was also a senior vice president. Sizzler International, Inc. filed for bankruptcy protection in June 1996. From November 1988 to December 1993, Mr. Ryan served as senior vice president of marketing at Taco Bell Worldwide, and from December 1993 to December 1995, he served as senior vice president of Taco Bell’s Casual Dining Division.

Directors with Term Ending upon the 2008 Annual Meeting of Stockholders

Craig S. Andrews, Esq., 53, has served as a director and as our Corporate Secretary since 1999. Mr. Andrews serves as a shareholder in the law firm of Heller Ehrman LLP. Previously, Mr. Andrews served as a partner in the law firm of Brobeck, Phleger & Harrison LLP from March 1987 to February 2003, except during the period from May 2000 to January 2002 when Mr. Andrews had resigned as a partner to, among other things, serve as the vice president of business development at Air Fiber, Inc., a private telecommunications company. Brobeck, Phleger & Harrison LLP is currently involved in Chapter 7 bankruptcy proceedings. Mr. Andrews specializes in representing emerging-growth companies and has broad experience in founding companies and in financing transactions, as well as in general business and corporate law. Mr. Andrews has played an important role in the formation and development of numerous start-up companies, and has previously served as a director of numerous public and private companies. Mr. Andrews received a bachelor of arts degree from the University of California at Los Angeles and a J.D. from the University of Michigan.

Loren C. Pannier, 64, has served as a director since December 2002. Mr. Pannier spent 29 years with CKE Restaurants, Inc., a public holding company for Carl’s Jr., Hardee’s and La Salsa. During this time, he held a number of senior management positions, including senior vice president investor relations, senior vice president purchasing and distribution, and chief financial officer. In his post as chief financial officer, Mr. Pannier led CKE through its initial public offering in 1981. Prior to joining CKE, Mr. Pannier was a senior consultant with Price Waterhouse & Co. in their Management Services Division. Mr. Pannier holds a bachelor of arts degree from Occidental College and an M.B.A. from California State University, Long Beach. Currently, Mr. Pannier is general partner of Pannier Enterprises and Citrus Legacy Partners. Both entities specialize in income-producing commercial properties. Mr. Pannier is also a director of Anna’s Linens, Inc.

William R. Bensyl, 60, was appointed as a director in July 2004. Previously, Mr. Bensyl served as Senior Vice President of Human Resources at PepsiCo, Inc., beginning in 1995. Mr. Bensyl joined PepsiCo’s Frito-Lay division in 1975. He subsequently led human resources functions in various capacities at PepsiCo, including Vice-President of Personnel at Frito-Lay, Senior Vice-President of Personnel at PepsiCo Foods International, Senior Vice-President of Human Resources at Taco Bell, and Senior Vice-President of Human Resources for Pepsi-Cola. He was promoted to his position at PepsiCo World Headquarters in 1995. Prior to joining PepsiCo, Mr. Bensyl held positions with the University of Illinois, Duval Corp. (a division of Pennzoil) and Union Carbide Corporation. Mr. Bensyl received a bachelor of arts degree in Political Science and a master’s degree in Labor and Industrial Relations from the University of Illinois. He is currently a director of The Jacmar Companies and Shakey’s USA, and was a former trustee of Washington State University.

Board Committees and Meetings

Our Board of Directors held eight meetings during fiscal 2005. During such year, our Board of Directors had a standing Audit Committee, Compensation Committee and Nominating Committee. Each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of our Board of Directors and (ii) the total number of meetings held by all committees on which the director served during fiscal 2005.

The Board has determined that the following directors are “independent,” as defined under Rule 4200(a)(15) of the Nasdaq Stock Market: Messrs. Anderson, Andrews, Bensyl, Goodall and Pannier.

Our Audit Committee currently consists of three directors: Mr. Pannier, who serves as chairman of the committee, Mr. Bensyl and Mr. Goodall. From January 2005 to September 2005, the members of the Audit Committee were Messrs. Pannier, Bensyl and Ryan. In September 2005, Mr. Goodall replaced Mr. Ryan on the Audit Committee. The Audit Committee’s function is to review, with the Company’s independent registered public accounting firm and management, the results of the examination of our consolidated financial statements by the independent registered public accounting firm. The Audit Committee also approves all professional services preformed by the independent registered public accounting firm, recommends the retention of the independent registered public accounting firm to the Board of Directors, subject to ratification by the stockholders, and periodically reviews the Company’s accounting policies and internal accounting and financial controls. The committee held eight meetings during fiscal 2005. All of our Audit Committee members are independent, as independence for audit committee members is defined under Rule  4350(d)(2)(A)(i) and (ii) of the Nasdaq Stock Market, and our Board of Directors has determined that Mr. Pannier qualifies as an “audit committee financial expert,” as that term has been defined by the Securities and Exchange Commission.

Our Compensation Committee currently consists of three directors: Mr. Bensyl, who serves as chairman of the committee, Mr. Andrews and Mr. Goodall. During fiscal 2005, Mr. Anderson served as chairman of the Compensation Committee until he was succeeded by Mr. Bensyl in July 2005, Mr. Ryan served as a member of the committee until he was succeeded by Mr. Andrews in November 2005 and Mr. Goodall served as a member of the committee through the entire year. The Compensation Committee’s function is to review and recommend our general compensation policies and executive compensation, including officer salary levels, incentive compensation programs and stock option grants. The committee also has the exclusive authority, with respect to option grants and stock issuances made to our executive officers and non-employee board members, to administer our Employee Stock Purchase Plan and our 1999 Stock Incentive Plan. The committee held six meetings during fiscal 2005.

Our Nominating Committee currently consists of three directors: Mr. Andrews, who serves as chairman of the committee, Mr. Anderson and Mr. Pannier. During fiscal 2005, the members of the Nominating Committee were Messrs. Andrews, Anderson and Pannier. The Nominating Committee reviews the credentials of proposed members of the Board of Directors, either in connection with filling vacancies or the election of directors at each annual meeting of stockholders, and presents its recommendations to the Board of Directors. The Nominating Committee considers qualified nominees recommended by stockholders, provided that vacancies exist and detailed biographical information regarding the nominee is provided to the Secretary of the Company. The committee held one meeting during fiscal 2005. During fiscal 2006, the committee was renamed the Nominating and Corporate Governance Committee, and its charter was amended to include various corporate governance functions. A copy of the current Nominating and Corporate Governance Committee charter is attached to this proxy statement as Appendix A.

Director Nomination

Criteria for Board Membership. In selecting candidates for appointment or election to the Board, the Nominating and Corporate Governance Committee considers the appropriate balance of experience, skills and characteristics required of the Board of Directors, and seeks to ensure that at least a majority of the directors are independent under the rules of the Nasdaq Stock Market, that members of the Company’s Audit Committee meet the financial literacy and sophistication requirements under the rules of the Nasdaq Stock Market and at least one of them qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission. Nominees for director are selected on the basis of their depth and breadth of experience, integrity, ability to make independent analytical inquiries, understanding of the Company’s business environment and willingness to devote adequate time to Board duties.

Stockholder Nominees. The Nominating and Corporate Governance Committee will consider written proposals from stockholders for nominees for director. Any such nominations should be submitted to the Nominating and Corporate Governance Committee c/o the Secretary of the Company and should include the following information: (i) with respect to each nominee, (a) the name, age, business address and residence address of the nominee, (b) the principal occupation or employment of the nominee, (c) the class and number of shares of the Company that are beneficially owned by the nominee, (d) a description of all arrangements or understandings between the stockholder submitting the nomination and the nominee pursuant to which the nomination is to be made by the stockholder, and (e) any other information relating to the nominee that is required to be disclosed in solicitations of proxies for the election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (ii) with respect to the stockholder submitting the nomination, (a) the name and address of the stockholder, as they appear on the Company’s books, (b) the class and number of shares of the Company that are beneficially owned by the stockholder and (c) any material interest of the stockholder in the nomination. Such information should be submitted in the time frame described in the bylaws of the Company and under the caption “Deadline for Receipt of Stockholder Proposals” above.

Process for Identifying and Evaluating Nominees. The Nominating and Corporate Governance Committee believes the Company is well served by its current directors. In the ordinary course, absent special circumstances or a material change in the criteria for Board membership, the Nominating and Corporate Governance Committee will renominate incumbent directors who continue to be qualified for Board service and are willing to continue as directors. If an incumbent director is not standing for re-election, or if a vacancy on the Board occurs between annual stockholder meetings, the Nominating and Corporate Governance Committee will seek out potential candidates for Board appointment who meet the criteria for selection as nominees and have the specific qualities or skills being sought. Director candidates will be selected based on input from members of the Board, senior management of the Company and, if the Nominating and Corporate Governance Committee deems appropriate, a third-party search firm. The Nominating and Corporate Governance Committee will evaluate each candidate’s qualifications and contact relevant references; in addition, each candidate will be interviewed by at least one member of the Nominating and Corporate Governance Committee. Candidates meriting serious consideration will meet with all members of the Board. Based on this input, the Nominating and Corporate Governance Committee will evaluate which of the prospective candidates is qualified to serve as a director and whether the committee should recommend to the Board that the candidate be appointed to fill a current vacancy on the Board, or presented for approval by stockholders, as appropriate.

The Company has never received a proposal from a stockholder to nominate a director. Although the Nominating and Corporate Governance Committee has not adopted a formal policy with respect to stockholder nominees, the committee expects that the evaluation process for a stockholder nominee would be similar to the process outlined above.

Board Nominees for the 2006 Annual Meeting. Each of the nominees listed in this Proxy Statement for election at the annual meeting are current directors of the Company.

Director Compensation

During fiscal 2005, our non-employee directors received $3,000 for each quarterly meeting of the Board of Directors they attended and an additional annual payment of $3,000 for other services as members of the Board of Directors, including attending additional meetings of the Board of Directors. Our non-employee directors were reimbursed for reasonable expenses incurred in attending meetings of the Board. During fiscal 2005, Mr. Pannier also received $10,000 for his services as chairman of the Audit Committee.

Under the automatic option grant program in effect under our 1999 Stock Incentive Plan, each individual who joins our board as a non-employee director receives, at the time of such initial election or appointment, an automatic grant of options to purchase between 15,000 and 25,000 shares of our common stock; provided the person has not previously been employed by us or by any parent or subsidiary of ours. In addition, on the date of each annual stockholders’ meeting, each individual who continues to serve as a non-employee director, whether or not the individual is standing for re-election at the meeting, is granted an option to purchase 5,000 shares of our common stock; provided the individual has served as a non-employee director for at least six months. Each option granted under the automatic option grant program has an exercise price per share equal to the fair market value of our common stock on the date of grant and has a maximum term of ten years, subject to earlier termination should the optionee cease to serve as a director of the Company. Each option granted to our directors accelerates and becomes exercisable for all of the option shares immediately prior to the consummation of any merger or asset sale and terminates immediately after such transaction if not exercised prior thereto.

In July 2005, in accordance with the automatic option grant program in effect under our 1999 Stock Incentive Plan, we granted options to purchase 5,000 shares of our common stock, at $9.44 per share, to each of Messrs. Anderson, Andrews, Bensyl, Goodall, Pannier and Ryan. All of these options are immediately exercisable.

Under our Deferred Compensation Plan for Non-Employee Directors, non-employee directors were permitted to defer fees into either a cash account or discounted options under our 1999 Stock Incentive Plan. Any deferrals into a cash account accrue interest at an annual rate of 2% above the prime lending rate. In 2005, Congress enacted Internal Revenue Code Section 409A governing deferred compensation. The Company operates the deferred compensation plan in accordance with Section 409A. Because Section 409A restricts the use of discounted stock options, the Company has discontinued the use of discounted options under the deferred compensation plan, but may allow a director to defer cash fees in exchange for an option to purchase shares of common stock at the fair market value of the common stock at the date of grant.

Communications with Directors

Stockholders who wish to communicate with our directors to report complaints or concerns related to accounting, internal accounting controls or auditing may do so by submitting a complaint or concern anonymously to the Audit Committee. The Company has provided methods for stockholders to submit such complaints or concerns online or telephonically. To file a complaint or concern, log onto the Ethicspoint website at www.ethicspoint.com, and enter “Rubio’s Restaurants, Inc.” under “To File a Report Now”, or call toll free, 1-866-ETHICSP (1-866-384-4277).

We encourage all of our directors to attend the annual stockholders’ meetings. All of our directors attended the 2005 annual meeting of stockholders.

Recommendation of our Board of Directors

Our Board of Directors recommends that our stockholders vote FOR the election of each of the nominees set forth above.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed the firm of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2006, and is asking our stockholders to ratify this appointment. The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting is required to ratify the selection of KPMG LLP by the Audit Committee. KPMG LLP has served as our independent registered public accounting firm since June 2004, when we discharged Deloitte & Touche LLP, our previous independent registered public accounting firm.

If our stockholders fail to ratify the appointment of KPMG LLP, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may authorize the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in our best interest.

A representative of KPMG LLP is expected to be present at the annual meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

The following table sets forth fees for professional services rendered by KPMG LLP for the audit of our annual financial statements for fiscal 2005 and fiscal 2004, for reviews of the consolidated financial statements included in our quarterly reports on Form 10-Q and fees billed for other services rendered by KPMG LLP.

	2005	2004
Audit fees (1)	$315,875	$60,000
Audit related fees (2)	—	—
Tax fees (3)	—	—
All other fees (4)	—	3,257
Total fees	$315,875	$63,257

The following table sets forth fees for professional services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) for reviews of the consolidated financial statements included in our quarterly report on Form 10-Q for the quarter ended March 28, 2004 and fees billed for other services rendered by the Deloitte Entities.

2004
Audit fees (1)	$16,500
Audit related fees (2)	3,500
Tax fees (3)	—
All other fees	—
Total fees	$20,000

(1)
Includes fees for audit of the Company’s annual consolidated financial statements, issuance of consents and reviews of the Company’s quarterly consolidated financial statements. The audit fees for KPMG LLP were significantly higher in fiscal 2005 as compared to fiscal 2004 due to the restatement of the Company’s historical financial statements in the first quarter of fiscal 2005.

(2)	Includes fees for review of the Company’s Uniform Franchise Offering Circular and issuance of consent.
(3)	Neither KPMG LLP nor the Deloitte Entities billed any fees for professional services in this category.
(4)	Includes fees for state unclaimed property audit.

KPMG LLP and the Deloitte Entities performed no services and no fees were incurred or paid relating to financial information systems design and implementation. The Audit Committee of the Board of Directors has considered whether the independent auditors’ provision of non-audit services to us is compatible with maintaining the auditors’ independence. All of the above described audit related services were pre-approved by the Audit Committee. The Audit Committee pre-approves audit-related and tax services, as applicable, as required by applicable SEC rules.

The Audit Committee annually appoints our independent registered public accounting firm. On June 11, 2004, after an evaluation process and as recommended by the Audit Committee, the Board of Directors discharged Deloitte & Touche LLP and appointed KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2004. Deloitte & Touche did not deliver a report on our consolidated financial statements for fiscal 2004 because its engagement terminated prior to the end of that fiscal year. The report of Deloitte & Touche on the Company’s consolidated financial statements for the year ended December 28, 2003 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles. There have been no disagreements with Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to Deloitte & Touche’s satisfaction would have caused them to make reference to the subject matter of the disagreement in connection with their reports during fiscal 2004 or fiscal 2005. There were no “reportable events,” as that term is described in Item 304(a)(1)(v) of Regulation S-K, during fiscal 2004 or fiscal 2005.

Prior to June 11, 2004 (the date KPMG LLP was appointed), the Company did not consult KPMG LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any other matters or reportable events as defined in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Recommendation of our Board of Directors

Our Board of Directors recommends that our stockholders vote FOR the ratification of the appointment of KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2006.

PROPOSAL 3: ADOPTION OF THE RUBIO’S RESTAURANTS, INC.
2006 EXECUTIVE INCENTIVE PLAN

Our Board of Directors adopted the Rubio’s Restaurants, Inc. 2006 Executive Incentive Plan (the “EIP”) on April 27, 2006, subject to stockholder approval. The purpose of the EIP is to motivate executive officers and other members of senior management with the grant of long-term performance based cash or stock awards. Until recently, the accounting rules of the Financial Accounting Standards Board (“FASB”) encouraged the use of stock options because stock options could generally be granted without causing the Company to incur any compensation expense. In practice, these rules discouraged the use of awards other than stock options because such other awards typically did result in a compensation expense. However, recent changes to the accounting rules for equity compensation require that significant compensation expense be recognized for stock options, removing a significant reason to grant stock options to the exclusion of other types of long-term incentive awards. Furthermore, while previous accounting rules discouraged the use of performance based vesting for equity awards, the new rules actually encourage performance vesting. Any awards granted under the EIP will be settled with shares from the Company’s 1999 Stock Incentive Plan and thus will reduce the amount of shares available for other awards under that performance-based plan.

Below is a summary of the principal provisions of the EIP. We have attached the EIP as Appendix B to this proxy statement. The following description of the EIP is qualified in its entirety by reference to that Appendix.

Administration; Limitation. The Compensation Committee will administer the EIP. Subject to the terms of the EIP, the Compensation Committee has the sole discretion to determine who will receive awards, to determine the amounts, terms and conditions of each award and to construe and interpret the terms and conditions of the EIP. However, no participant may receive an award of more than 300,000 shares under the EIP for any performance period.

Eligibility. Participation in the EIP is at the discretion of the Compensation Committee. In selecting participants for the EIP, the Compensation Committee will generally choose from among senior management those employees who the Committee believes are most likely to make significant contributions to the Company’s success. The actual participants, and the number thereof, cannot be determined in advance because eligibility for participation is in the discretion of the Compensation Committee.

EIP Awards.   The Compensation Committee will determine the measurement periods under the EIP for measuring participant performance. The Compensation Committee will establish for each measurement period (i) the participants for each measurement period, (ii) the performance goals, based on business criteria, and the target levels of performance for each participant, and (iii) a payout formula or matrix for calculating a participant’s award based on actual performance compared to the pre-established performance goals. Performance goals may be based on one or more of the following business criteria: return on equity, assets or invested capital; stockholder return, actual or relative to an appropriate index (including share price or market capitalization); actual or growth in revenues, orders, operating income, or net income (with or without regard to amortization/impairment of goodwill); free cash flow generation, operational performance, including asset turns, revenues per employee or per square foot, or comparable store sales; or individually designed goals and objectives that are consistent with the participant’s specific duties and responsibilities and that are designed to improve the financial performance of the Company or a specific division, region or subsidiary. The goals and objectives may be derived from and consistent with the budget or operating plan(s) adopted by the Board of Directors for the Company, as a whole, or any division, region or subsidiary for the particular year or years to which the participant’s performance is measured.

The Compensation Committee may set measurement periods and performance goals that differ from participant to participant and from measurement period to measurement period, and may not necessarily be consistent with the Company’s budget or operating plan(s). Following each measurement period, the Compensation Committee will determine the extent to which the performance goals for each participant were achieved. The Compensation Committee will determine the actual award (if any) for each participant by the level of actual performance achieved. However, the Compensation Committee retains discretion to eliminate or reduce the actual award made to any participant below that otherwise called for under the applicable formula or matrix. Awards under the EIP are payable in the form of stock from the Company’s 1999 Stock Incentive Plan or in cash, at the option of the Company.

EIP Benefits. Since awards under the EIP will be determined by comparing actual performance to the performance goals established by the Compensation Committee, it is not possible to predict the payment of cash or the number of shares that will be issued under the EIP for any measurement period.

EIP Amendments.   The Compensation Committee may amend or terminate the Plan at any time on a prospective basis and/or in any fashion that does not increase, reduce or eliminate awards retroactively. In order to maintain the EIP’s qualification under Section 162(m) of the Internal Revenue Code, certain material amendments of the EIP will require stockholder approval.

A participant who receives an award in the form of restricted stock units under the EIP will not have taxable income upon receiving the award, unless he or she elects to be taxed at that time. Instead, he or she will recognize ordinary income at the time of vesting equal to the fair market value (on the vesting date) of the vested shares or the cash received, although it is possible to defer the recognition of income in the event the Company and the participant enter into agreements to defer payment until after vesting. In that case, the ordinary income will equal the fair market value on the distribution date.

The Company generally will be entitled to a tax deduction in connection with an award under the EIP in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income.

Under Section 162(m) of the Internal Revenue Code, the Company is not entitled to a deduction for certain executive compensation in excess of $1,000,000 unless it qualifies as “performance-based compensation” under Section 162(m) of the Code. In particular, the federal income tax deductibility of compensation paid to the Company’s Chief Executive Officer and to each of its next four most highly compensated executive officers may be limited to the extent that it exceeds $1,000,000 in any one year. The Company can deduct compensation in excess of that amount if the compensation qualifies as “performance-based compensation” under Section 162(m) of the Code. For compensation paid under the EIP to qualify as “performance-based compensation,” the provisions of the EIP must meet certain requirements (as described above), and our stockholders must approve the EIP. If these requirements are met, the Company should be able to receive a federal income tax deduction for compensation recognized by participants under the EIP.

We are asking stockholders to approve adoption of the EIP so that compensation recognized by participants under the EIP will qualify as “performance-based compensation” and therefore will be fully deductible by the Company. The effective date of the EIP will be April 27, 2006, subject to stockholder approval of the EIP. As of the date of this proxy statement, the Committee has not approved any awards for grant under the EIP. If the Committee approves any awards for grant under the EIP, and the stockholders do not approve the EIP, awards previously approved for grant will be rescinded and no further awards will be made under the EIP.

Recommendation of our Board of Directors

Our Board of Directors recommends that our stockholders vote FOR the adoption of the Rubio’s Restaurants, Inc. 2006 Executive Incentive Plan.

OTHER MATTERS

We know of no other matters that will be presented for consideration at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent at their discretion. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

OWNERSHIP OF SECURITIES

The following table sets forth information known to us regarding the beneficial ownership of our common stock as of June 16, 2006, by:

•	each person or group of affiliated persons known to own beneficially 5% or more of our common stock;

•	each director and director nominee;

•	each named executive officer listed in the Summary Compensation Table under the caption “Executive Compensation and Other Information” in this proxy statement; and

•	all of our current directors and executive officers as a group.

The percentage of ownership shown in the table below is based upon 9,537,458 shares of common stock outstanding on June 16, 2006. The percentage of ownership for each beneficial owner (or all directors and executive officers as a group), is calculated by assuming the exercise of all options exercisable within 60 days from June 16, 2006 held by such beneficial owner. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws. The address for those individuals for which an address is not otherwise indicated is 1902 Wright Place, Suite 300, Carlsbad, California 92008.

	Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares	Number of Shares Underlying Options	Percent (%)
Royce and Associates (1) 1414 Avenue of the Americas New York, NY 10019	700,900	—	6.9%
Pequot Capital Management, Inc. (2) 500 Nyala Farm Road Westport CT 06880	641,600	—	6.3%
Ralph Rubio (3)	989,659	10,000	9.9%
Kyle A. Anderson (4) Rosewood Capital, L.P. One Maritime Plaza, Suite 1330 San Francisco, CA 94111	1,526,812	35,000	15.4%
Craig S. Andrews (5)	19,424	60,000	*
Jack W. Goodall	25,000	95,000	1.2%
Timothy J. Ryan	2,500	60,000	*
William R. Bensyl	--	25,219	*
Loren C. Pannier	10,000	40,000	*
John Fuller	9,000	121,667	1.3%
Gerry Leneweaver	—	75,000	*
Carl Arena	1,000	75,000	*
All current directors and executive officers as a group (ten persons)	2,583,395	596,886	31.3%

*	Less than 1% of the outstanding stock.

(1)	According to a Schedule 13G filed with the SEC on January 31, 2006, all 700,900 shares are beneficially owned by Royce and Associates, LLC.
(2)	According to a Schedule 13G filed with the SEC on February 13, 2006, all 641,600 shares are beneficially owned by Pequot Capital Management, Inc.
(3)	Mr. Ralph Rubio holds 979,319 of the shares in trust for the benefit of himself and his family. Mr. Rubio holds 10,340 of the shares as custodian for his children.
(4)
The shares reported as beneficially owned by Mr. Kyle Anderson include 1,526,812 shares held by Rosewood Capital L.P. Mr. Anderson is a founding member of Rosewood Capital Associates L.L.C., the general partner of Rosewood Capital, L.P. Mr. Anderson disclaims beneficial ownership of all 1,526,812 shares, except for his pecuniary interest therein. According to a Schedule 13G filed with the SEC on March 21, 2006, Rosewood Capital L.P. and Rosewood Capital Associates L.L.C. have voting and dispositive power over all 1,526,812 shares, and Mr. Anderson and Bryon K. Adams, a founding and managing member of Rosewood Capital Associates L.L.C. share voting and dispositive power over the 1,526,812 shares.

(5)
The shares reported as beneficially owned by Mr. Craig Andrews include 8,503 shares held directly by Mr. Andrews, 6,214 shares held by Bear Stearns as custodian in an individual retirement account for Mr. Andrews; and 4,680 shares held by Mr. Andrews as custodian for his adult children. Mr. Andrews disclaims beneficial ownership of the 4,680 shares held as custodian for his children.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following table provides summary information concerning the compensation earned by each individual who served as our chief executive officer during fiscal 2005 and each of our other most highly compensated executive officers employed by us at the end of fiscal 2005 and whose salary and bonus for fiscal 2005 was in excess of $100,000 for services rendered in all capacities to us or our subsidiary. We refer to the individuals listed in the table below as our named executive officers throughout this Proxy Statement.

Summary Compensation Table

		Annual Compensation			Long Term Compensation ($)
Name and Principal Position	Year	Salary ($)	Bonus ($) (6)	Other Annual Compensation ($)	Securities underlying options (# of shares)	All Other Compensation ($)(7)
Ralph Rubio (1)	2005	$222,280	$—	—	—	$845
Chairman of the Board and	2004	222,606	133,493	—	—	845
Chief Executive Officer	2003	216,123	—	—	—	950
Sheri Miksa (2)	2005	363,513	—	—	—	762,000
Former President and	2004	321,000	311,049	—	100,000	—
Chief Executive Officer	2003	562,000	—	—	50,000	9,000
John Fuller (3)	2005	212,203	—	—	—	—
Chief Financial Officer	2004	209,808	188,602	—	30,000	—
	2003	103,846	—	—	130,000	107,449
Carl Arena (4)	2005	159,590	—	—	75,000	—
Vice President of Development
Gerry Leneweaver (5)	2005	108,570	—	—	75,000	162,998
Vice President of People Services

(1)	Mr. Rubio was our Chief Executive Officer until November 8, 2004 and has been our Chief Executive Officer since December 20, 2005.
(2)
Ms. Miksa joined the Company as President and Chief Operating Officer on September 9, 2002 and was promoted to President and Chief Executive Officer on November 8, 2004. Ms. Miksa resigned from her positions as President, Chief Executive Officer and a director on December 19, 2005.

(3)	Mr. Fuller was appointed Chief Financial Officer on June 16, 2003.
(4)	Mr. Arena was appointed Vice President of Development on January 5, 2005.
(5)	Mr. Leneweaver was appointed Vice President of People Services on June 13, 2005.
(6)	Bonus amounts earned in year presented, but paid in the following fiscal year, except for $15,000 earned by and paid to Mr. Fuller in 2004.
(7)	All Other Compensation for fiscal 2005 includes the following:
•	payments of $845 to Mr. Rubio for personal use of a Company automobile.
•
severance payments of $200,000 to Ms. Miksa in connection with her resignation as President and Chief Executive Officer in December 2005 and a stock option expense of $562,000 recorded in connection with the Company's agreement to continued vesting of Ms. Miksa's stock options for a period of six months after termination of her employment with the Company in consideration for consulting services provided by Ms. Miksa during such six-month period; and

•	relocation reimbursement of $162,998 to Mr. Leneweaver.

Stock Options and Stock Appreciation Rights

The following table sets forth information concerning stock options granted to the named executive officers during fiscal 2005. All the grants were made under our 1999 Stock Incentive Plan. We granted no stock appreciation rights to the named executive officers during our last fiscal year.

OPTION GRANTS IN LAST FISCAL YEAR

Individual Grants
	Number of	% of Total			Potential Realizable Value at
	Securities	Options			Assumed Annual Rates of Stock
	Underlying	Granted to			Price Appreciation for
	Options	Employees	Exercise	Expiration	Option Term
Name	Granted	in fiscal 2005	Price ($/Sh)	Date	5% ($)	10% ($)
Ralph Rubio	—	—	—	—	$—	$—
Sheri Miksa	—	—	—	—	—	—
John Fuller	—	—	—	—	—	—
Carl Arena	75,000	22.5%	11.02	1/04/15	519,781	1,317,228
Gerry Leneweaver	75,000	22.5%	9.70	6/13/15	457,521	1,159,448

The exercise price per share of each option was equal to the fair market value of our common stock on the date of grant. The options granted to Messrs. Arena and Leneweaver vest at a rate of one-third per year for three years. The vesting of the options held by these individuals will accelerate in full upon a corporate transaction or a change in control of the Company (each as defined in our 1999 Stock Incentive Plan) if the options are not assumed by the successor entity. If the options are assumed by the successor entity in connection with a corporate transaction or change in control, they will continue to vest according to the vesting schedule described above, but will be subject to full acceleration if the executive is terminated involuntarily (as defined in our 1999 Stock Incentive Plan) within a period of up to 18 months after the corporate transaction or change in control. Additionally, the Compensation Committee of the Board of Directors, as administrator of our 1999 Stock Incentive Plan, has the authority to provide for accelerated vesting of any outstanding options or waiver of forfeiture restrictions of unvested stock, for any reason, including upon a change of control.

On September 1, 2005, the Compensation Committee of the Board of Directors approved the acceleration of the unvested portion of certain stock options held by the executive officers of the Company and recommended that the Board of Directors take similar action with respect to all other employees of the Company. The options had exercise prices greater than $9.44, the closing price of the Company’s common stock as quoted on the NASDAQ National Market on August 31, 2005, and would have become exercisable from time to time over the next 52 months. As a result of the acceleration, all of the options for Mr. Arena and Mr. Leneweaver became immediately exercisable. All other terms and conditions applicable to outstanding stock option grants remain in effect.

The potential realizable value at assumed annual rates of stock price appreciation for the option term represents hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the SEC and do not represent our estimate or projection of our future common stock prices. These amounts represent assumed rates of appreciation in the value of our common stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of our common stock and overall stock market conditions. The amounts set forth in the table may not necessarily be achieved.

Aggregated Option Exercises in the Year Ended December 25, 2005 and Year-End Option Values

The following table provides information, with respect to the named executive officers, concerning the exercise of options during fiscal 2005 and unexercised options held by them as of the end of that fiscal year. No stock appreciation rights were held by the named executive officers at the end of fiscal 2005.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

					Value of Unexercised
	Shares		Number of Unexercised		In-The-Money Options at
	Acquired on	Value	Options at FY-End(#)		FY-End($)
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Ralph Rubio	—	—	10,000	—	$10,850	—
Sheri Miksa	—	—	330,000	45,000	$485,800	$247,200
John Fuller	—	—	110,000	50,000	$247,000	$178,000
Carl Arena	—	—	75,000	—	—	—
Gerry Leneweaver	—	—	75,000	—	—	—

The value of unexercised in-the-money options at fiscal year-end is calculated based upon the market price of $8.46 per share, the closing selling price per share of our common stock on the NASDAQ National Market on the last trading day of fiscal 2005, less the per share option exercise price.

Employment Contracts, Termination of Employment and Change in Control Arrangements

The Company has employment agreements with each of Messrs. Fuller, Rusinko, Arena and Leneweaver, all of which are terminable at will. Mr. Fuller’s employment agreement provides for, among other things: (i) an initial annual base salary of $200,000, subject to review by the Compensation Committee of the Board of Directors, (ii) eligibility to participate in the Company’s executive bonus plan as determined by the Compensation Committee if certain performance measures are met for a particular fiscal year, (iii) options to purchase 100,000 shares of common stock under the 1999 Stock Incentive Plan, and (iv) payment of Mr. Fuller’s relocation expenses. In the event Mr. Fuller’s employment is terminated without cause (as set forth in his employment agreement) or upon disability, Mr. Fuller will be entitled to receive a severance payment equal to six months of his salary as in effect on the termination date, in 13 equal bi-weekly installments, subject to all appropriate deductions and withholdings. In addition, he will be entitled to continued enrollment in the Company’s health and welfare plans (with the exception of the Company’s 401(k) plan as precluded by such plan), including life insurance, for six months or until he becomes eligible to participate in another employer’s group benefit plan, whichever event occurs first.

Mr. Arena’s employment agreement provides for, among other things: (i) an initial annual base salary of $160,000, subject to review by the Compensation Committee, (ii) eligibility to participate in the Company’s executive bonus plan as determined by the Compensation Committee if certain performance measures are met for a particular fiscal year, (iii) options to purchase 75,000 shares of common stock under the 1999 Stock Incentive Plan, and (iv) payment of Mr. Arena’s relocation expenses in an amount up to $50,000. In the event Mr. Arena’s employment is terminated without cause (as set forth in his employment agreement) or upon disability, Mr. Arena will be entitled to receive a severance payment equal to (i) six months of his salary as in effect on the termination date if he is terminated within the first 12 months of his employment and (ii) three months of his salary as in effect on the termination date if he is terminated thereafter. All severance payments will be made in bi-weekly installments, subject to all appropriate deductions and withholdings. In addition, Mr. Arena will be entitled to continued enrollment in the Company’s health and welfare plans (with the exception of the Company’s 401(k) plan as precluded by such plan), including life insurance, for the applicable severance period or until he becomes eligible to participate in another employer’s group benefit plan, whichever event occurs first.

Mr. Leneweaver’s employment agreement provides for, among other things: (i) an initial annual base salary of $210,000 (which includes an annual car allowance of $10,000), subject to review by the Compensation Committee, (ii) eligibility to participate in the Company’s executive bonus plan as determined by the Compensation Committee if certain performance measures are met for a particular fiscal year, (iii) options to purchase 75,000 shares of common stock under the 1999 Stock Incentive Plan, and (iv) payment of Mr. Leneweaver’s relocation expenses in an amount up to $100,000. In the event Mr. Leneweaver’s employment is terminated without cause (as set forth in his employment agreement) or upon disability, Mr. Leneweaver will be entitled to receive a severance payment equal to (i) three months of his salary as in effect on the termination date. All severance payments will be made in bi-weekly installments, subject to all appropriate deductions and withholdings. In addition, Mr. Leneweaver will be entitled to continued enrollment in the Company’s health and welfare plans (with the exception of the Company’s 401(k) plan as precluded by such plan), including life insurance, for the applicable severance period or until he becomes eligible to participate in another employer’s group benefit plan, whichever event occurs first.

The vesting of the options held by Messrs. Fuller, Arena and Leneweaver will accelerate in full under certain circumstances, as more fully described under the caption “Stock Options and Stock Appreciation Rights” above.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of December 25, 2005 with respect to the shares of common stock that may be issued under our existing equity compensation plans.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options (A)	Weighted Average Exercise Price of Outstanding Options (B)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (A))
Equity compensation plans approved by security holders (1)	1,797,502 (3)	$7.86	877,385 (4)
Equity compensation plans not approved by security holders (2)	25,000	$3.05	—
Total	1,822,502	$7.79	877.385

(1)	Consists solely of the 1999 Stock Incentive Plan and Employee Stock Purchase Plan.
(2)	Consists solely of options to purchase 25,000 shares of our common stock granted to Mr. Goodall.
(3)
Excludes purchase rights accruing under our 1999 Employee Stock Purchase Plan, which has a stockholder approved reserve of 200,000 shares. Under the 1999 Employee Stock Purchase Plan, each eligible employee may purchase up to 1,500 shares of common stock at semi-annual intervals on the last business day of January and July each year at a purchase price per share equal to 85% of the lower of (i) the fair market value per share of common stock on the employee’s entry date into the two-year offering period in which that semi-annual purchase date occurs or (ii) the fair market value per share on the semi-annual purchase date. None of our employees currently participates in our Employee Stock Purchase Plan.

(4)
Consists of shares available for future issuance under the 1999 Employee Stock Purchase Plan and the 1999 Stock Incentive Plan. As of December 25, 2005, an aggregate of 200,000 shares of common stock were available for issuance under the 1999 Employee Stock Purchase Plan, and 677,385 shares of common stock were available for issuance under the 1999 Stock Incentive Plan. The number of shares of common stock available for issuance under the 1999 Stock Incentive Plan automatically increases on the first trading day of January each calendar year by an amount equal to 3% of the total number of shares of common stock outstanding on the last trading day of December in the immediately preceding calendar year, but in no event will any such annual increase exceed 450,000 shares of common stock. None of our employees currently participates in our Employee Stock Purchase Plan.

Equity Compensation Plans Not Approved by Security Holders

On October 25, 2001, Mr. Goodall was granted an option to purchase 25,000 unregistered shares of our common stock. This option became fully exercisable six months after the date of grant. The exercise price per share for this option is $3.05, which was the fair market value per share of our common stock on the grant date.

Compensation Committee Interlocks and Insider Participation

During fiscal 2005, Mr. Anderson served as chairman of the Compensation Committee until he was succeeded by Mr. Bensyl in July 2005, Mr. Ryan served as a member of the committee until he was succeeded by Mr. Andrews in November 2005 and Mr. Goodall served as a member of the committee through the entire year. None of these individuals was an officer or employee of the Company or its subsidiary at any time during fiscal 2005 or at any other time.

During fiscal 2005, none of our executive officers served as a member of the Board of Directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of our Board of Directors or compensation committee.

Compensation Committee Report on Executive Compensation

This Report is not “soliciting material,” and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

It is the duty of the Compensation Committee to review and determine the salaries and bonuses of the Company’s executive officers, including the chief executive officer, and to establish the general compensation policies for the executive officers. The committee also has the sole and exclusive authority to make discretionary option and stock issuance grants to the Company’s executive officers under the Company’s 1999 Stock Incentive Plan.

The committee believes that the compensation programs for the Company’s executive officers should reflect the Company’s performance and the value created for the Company’s stockholders. In addition, the compensation programs should support the short-term and long-term strategic goals and values of the Company, including, among other things, the Company’s ability to offer competitive arrangements to attract, retain, and motivate qualified executive officers and other key personnel.

General Compensation Policy. The committee’s policy is to provide the Company’s executive officers with compensation opportunities that are based upon their personal performance, the financial performance of the Company and their contribution to that performance and that are competitive enough to attract and retain highly skilled individuals. Each executive officer’s compensation package is comprised of three elements: (i) annual base salary, (ii) short-term incentives, consisting of cash bonuses that are dependent on Company performance; and (iii) long-term incentives, consisting of stock option awards designed to strengthen the mutuality of interests between the executive officers and the Company’s stockholders. The Company believes that as an officer’s level of responsibility increases, a greater proportion of his or her total compensation should be dependent upon the Company’s financial performance rather than base salary.

Base Salary. The committee’s policy with respect to base salaries is to establish a competitive compensation structure that is sufficiently differentiated by levels of responsibility and job content. The committee’s determinations regarding the base salary for each executive officer in fiscal 2005 were based on a number of factors, including the overall competitive environment for executive talent in the industry, the performance of the Company, the individual’s level of experience, tenure at the Company and personal performance, and internal alignment considerations. The relative weight given to each factor varied with each individual. Based on the foregoing, the committee approved salary increases from $210,200 to $215,000 for John Fuller, the Company’s Chief Financial Officer and from $200,400 to $205,000 for Tim Hackbardt, the Company’s Chief Marketing Officer, for fiscal 2005. No changes were made to the base salaries of any other executive officers for fiscal 2005.

Short-Term Incentives. Generally, the annual incentive bonus for the Company’s chief executive officer and other executive officers is based on specified objective performance measures selected by the committee before the year begins. For fiscal 2005, the actual bonuses, calculated as a percentage of base salary depending on position and existing contractual arrangements, were to be paid only if the Company met its earnings per share target for the year. If the Company exceeded its earnings per share target, each of the executive officers would receive an additional portion of that excess. Based on the foregoing and the Company’s results for fiscal 2005, the committee determined that no bonuses were earned under the program for fiscal 2005.

Long-Term Incentives. Generally, stock option grants are made annually by the committee to each of the Company’s executive officers. Each grant is designed to align the interests of the executive officer with those of the stockholders and to retain and reward the Company’s employees. Each grant allows the officer to acquire shares of the Company’s common stock at a fixed price per share based on the fair market price of the stock on the grant date over a specified period of time of up to ten years. The Committee’s determinations regarding the number of options granted and the terms of such options are based on a number of factors including, among other things, base salary levels, bonuses, individual and Company performance, the Company’s stock price and whether existing stock options are “in” or “out” of the money. The committee also takes into account the number of unvested options and/or shares held by each executive officer in order to maintain an appropriate level of equity incentive for that individual. The relevant weight given to each of these factors varies from individual to individual. Based on the foregoing, in fiscal 2005, options to purchase an aggregate of 332,701 shares of common stock were granted to the Company’s employees, including options to purchase 75,000 shares of common stock granted to each of Messrs. Arena and Leneweaver at exercise prices of $11.02 and $9.70 per share, respectively. These options initially became exercisable in three equal annual installments, commencing one year after the grant date, contingent upon the officer’s continued employment with the Company. On September 1, 2005, the Committee approved the acceleration of the unvested portion of stock options with exercise prices greater than $9.44 held by the executive officers of the Company and recommended that the Board of Directors take similar action with respect to all other employees of the Company. As a result of the acceleration, all of the options issued to Messrs. Arena and Leneweaver in 2005 became immediately exercisable. All other terms and conditions applicable to outstanding stock option grants remain in effect.

Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation that is not considered performance-based. Non-performance based compensation paid to the Company’s executive officers for fiscal 2005 did not exceed the $1 million limit per officer, and the committee does not anticipate that the non-performance based compensation to be paid to the Company’s executive officers for fiscal 2006 will exceed that limit. The Company’s 1999 Stock Incentive Plan has been structured so that any compensation deemed paid in connection with the exercise of option grants made under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation that will not be subject to the $1 million limitation. Because it is unlikely that the cash compensation payable to any of the Company’s executive officers in the foreseeable future will approach the $1 million limit, the committee has decided at this time not to take any action to limit or restructure elements of cash compensation payable to the Company’s executive officers. The committee will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1 million level.

Submitted by the Compensation Committee of the Company’s Board of Directors:

William R. Bensyl, Chairman	Craig S. Andrews	Jack W. Goodall

Audit Committee Report

This Report is not “soliciting material,” and shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

The purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and audits of its financial statements. The Audit Committee operates under a written charter that was adopted in July 2005. The Board of Directors has determined that all members of the Audit Committee are “independent,” as defined under Rule 4200(a)(15) of the Nasdaq Stock Market and as required by the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder.

The responsibilities of the Audit Committee include appointing and providing for the compensation of the Company’s independent registered public accounting firm. The Audit Committee is not responsible for planning or conducting audits, determining whether the Company’s financial statements are complete and accurate or in accordance with U.S. generally accepted accounting principles, or ensuring the effectiveness of the Company’s internal control over financial reporting.

In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 25, 2005 with the Company’s management and the Company’s independent registered public accounting firm, KPMG LLP. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards No. 61, “Communication with Audit Committees,” as amended by Statement of Auditing Standards No. 90, which includes, among other things, matters related to the conduct of the audit of the Company’s financial statements.

The Audit Committee has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with KPMG LLP the independence of KPMG LLP from the Company.

The members of the Audit Committee are not professional auditors or accountants. Their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can they certify that the independent registered public accounting firm is “independent” under applicable rules. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters.

Based on the review and discussions referred to above in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the charter, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 25, 2005 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors of the Company:

Loren C. Pannier, Chairman	William R. Bensyl	Jack Goodall

Stock Performance Graph

The following graph shows a comparison of cumulative total stockholder returns for our common stock, the S&P 500 Index and the S&P Restaurants Index.

(1)    The graph covers the period from December 31, 2000 through December 31, 2005.

(2)    The graph assumes that $100 was invested on December 31, 2000 in our common stock and in each index, and that all dividends were reinvested. No cash dividends have been declared on our common stock.

(3)    Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

	Cumulative Total Return
	12/00	12/01	12/02	12/03	12/04	12/05
Rubio’s Restaurants, Inc.	100.00	127.22	241.56	233.37	473.37	364.88
S&P 500	100.00	88.12	68.64	88.33	97.94	102.75
S&P Restaurants	100.00	89.74	68.23	102.46	145.95	155.28

Notwithstanding anything to the contrary set forth in any of our previous filings made under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings made by us under those statutes, none of the Compensation Committee report, the Audit Committee report, reference to the independence of the Audit Committee members or the stock performance graph is to be incorporated by reference into any prior filings, nor shall the reports, reference or graph be incorporated by reference into any future filings made by us under those statutes, nor shall the reports, reference or graph be deemed filed with the Securities and Exchange Commission.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Director and Officer Indemnification Agreements

In addition to the indemnification provisions contained in our Restated Certificate of Incorporation and Bylaws, we generally enter into separate indemnification agreements with our directors and officers. These agreements require us, among other things, to indemnify the director or officer against specified expenses and liabilities, such as attorneys’ fees, judgments, fines and settlements, paid by the individual in connection with any action, suit or proceeding arising out of the individual’s status or service as our director or officer, other than liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest, and to advance expenses incurred by the individual in connection with any proceeding against the individual with respect to which the individual may be entitled to indemnification by us.

Company Relationships with Law Firms

Craig Andrews, a Company director, previously was a partner in the law firm of Brobeck, Phleger & Harrison, LLP, which served as the Company’s legal counsel for general corporate and other matters, through February 2003. The Company paid Brobeck, Phleger & Harrison, LLP $0 in 2005 and 2004, and $36,382 in 2003 for legal services. Mr. Andrews joined the law firm of Heller Ehrman LLP as a shareholder in March 2003. In March 2003, the Company authorized Heller Ehrman LLP to serve as its legal counsel for general corporate and other matters. During fiscal 2005, 2004 and 2003, the Company paid Heller Ehrman LLP $466,427, $226,360 and $105,908, respectively, for legal services.

Consulting Agreement with Timothy Ryan

Timothy Ryan, a Company director, entered into a consulting agreement with the Company effective September 1, 2005 to provide certain marketing services. The agreement terminated in December 2005. Under the terms of the agreement, Mr. Ryan received consulting fees of $25,000 per month. Through December 25, 2005, we paid Mr. Ryan $80,000 under the consulting agreement. Mr. Ryan also received a bonus of $100,000 under the consulting agreement, which was paid in 2006.

Registration Rights Agreements

In July 2005, we entered into agreements with Rosewood Capital, L.P. and Ralph Rubio, respectively, to extend the registration rights held by Rosewood and Mr. Rubio under an investor’s rights agreement entered into prior to our initial public offering with respect to preferred stock purchased by Rosewood and Mr. Rubio. Under these agreements, the expiration date of the registration rights granted to Rosewood and Mr. Rubio was extended from May 2006 to December 31, 2007. Further, as part of the extension agreements, Rosewood and Mr. Rubio agreed that they would not demand that we register their stock for resale prior to March 31, 2006.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

The members of our Board of Directors, our executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which require them to file reports with respect to their ownership of our common stock and their transactions in our common stock. Based upon (1) the copies of Section 16(a) reports that we received from such persons for their 2005 fiscal year transactions in our common stock and their common stock holdings, and (2) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for fiscal 2005, we believe that all reporting requirements under Section 16(a) for such fiscal year were met by our directors, executive officers and greater than 10% beneficial owners.

ANNUAL REPORT

A copy of our annual report for fiscal 2005 is being mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the annual meeting. The annual report is not incorporated into this proxy statement and is not considered proxy solicitation material.

FORM 10-K

We filed an annual report on Form 10-K with the SEC on or about March 27, 2006. Stockholders may obtain a copy of this report online at www.sec.gov, or without charge, by writing to the Secretary of the Company, at our principal executive offices located at 1902 Wright Place, Suite 300, Carlsbad, California 92008.

DELIVERY OF PROXY MATERIALS AND ANNUAL REPORTS

The Company may satisfy SEC rules regarding delivery of proxy statements and annual reports by delivering a single proxy statement and annual report to an address shared by two or more Company stockholders. This process is known as “householding.” This delivery method can result in meaningful cost savings for the Company. In order to take advantage of this opportunity, the Company has delivered only one proxy statement and annual report to multiple stockholders who share an address, unless contrary instructions were received prior to the mailing date. Accordingly, for many stockholders who hold their shares through a bank, brokerage firm or other holder of record (i.e., in “street name”) and share a single address, only one annual report and proxy statement is being delivered to that address unless contrary instructions from any stockholder at that address were received.

We undertake to deliver promptly upon written or oral request a separate copy of the proxy statement and/or annual report, as requested, to a stockholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a record stockholder and prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact Rubio’s Restaurants, Inc. c/o U.S. Stock Transfer, 1745 Gardena Avenue, Glendale, CA 91204-2991. If your stock is held by a brokerage firm or bank and you prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact your brokerage or bank. The voting instruction sent to a street-name stockholder should provide information on how to request (1) householding of future Company materials or (2) separate materials if only one set of documents is being sent to a household. If it does not, a stockholder who would like to make one of these requests should contact the Company as indicated above

BY ORDER OF THE BOARD OF DIRECTORS

Ralph Rubio
Chairman of the Board of Directors
Dated: June 27, 2006

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

Adopted by the Board of Directors of Rubio’s Restaurants, Inc.

I.             Purpose

The purpose of the Nominating and Corporate Governance Committee (the “Committee”) of the board of directors (the “Board”) of Rubio’s Restaurants, Inc. (the “Company”) is to identify and approve individuals qualified to serve as members of the Board of the Company, recommend nominees for election as directors of the Company, evaluate the Board’s performance, develop and recommend to the Board corporate governance guidelines and provide oversight with respect to corporate governance and ethical conduct.

II.            Composition

The Committee shall be composed of two or more directors, as determined by the board of directors, each of whom shall satisfy the requirements of Nasdaq.

III.           Responsibilities

The Committee is charged by the Board with the responsibility to:

1. Identify and evaluate individuals, including individuals proposed by stockholders, qualified to serve as members of the Board, and recommend for determination by the Board of the Company nominees for election as directors of the Company at the next annual or special meeting of stockholders at which directors are to be elected, and identify, evaluate and recommend to the Board individuals to fill any vacancies or newly created directorships that may occur between such meetings.

2. Recommend to the Board directors for appointment to its committees and, as appropriate, recommend rotation or removal of directors from Board committees.

3. Cause to be prepared and recommend to the Board the adoption of corporate governance guidelines, and from time to time review and assess the guidelines and recommend changes for approval by the Board.

4. Cause to be prepared and recommend to the Board the adoption of a code of ethics and a code of conduct, and from time to time review and assess the codes, and recommend changes for approval by the Board.

A-1

5. Oversee an annual evaluation of the performance of the Board, including individual members of the Board, and discuss the evaluation with the full Board.

6. Provide minutes of Committee meetings to the Board, and report to the Board on any significant matters arising from the Committee’s work.

7. At least annually, review and reassess this Charter and, if appropriate, recommend changes to the Board.

8. Make recommendations to the Board regarding issues of management succession.

9. Recommend to the Board policies on Board composition and criteria for Board membership and continuation on the Board.

10. Perform such other duties and responsibilities as may be assigned to the Committee by the Board.

IV.           Authority

By adopting this Charter, the Board delegates to the Committee full authority in its discretion to:

1. Perform each of the responsibilities of the Committee described above.

2. Delegate such of its authority and responsibilities as the Committee deems proper to members of the Committee or a subcommittee.

3. Appoint a chair of the Committee, unless a chair is designated by the Board.

4. Engage and terminate search firms, independent counsel and other advisers as the Committee determines necessary to carry out its responsibilities, and approve the fees and other terms of retention of any such search firms, independent counsel and other advisers.

5. Cause the officers of the Company to provide such funding as the Committee shall determine to be appropriate for payment of compensation to any search firm or other advisers engaged by the Committee.

A-2

RUBIO’S RESTAURANTS, INC.
2006 EXECUTIVE INCENTIVE PLAN

The Board of Directors of Rubio’s Restaurants, Inc. (“Company”) adopted the 2006 Executive Incentive Plan (“Plan”), on April 27, 2006 effective on the date set forth in Section 14 below. The stockholders of the Company approved the Plan on ______, 2006.

1      Purpose.

The purpose of the Plan is to provide performance-based incentive compensation in the form of cash payments or stock awards to executive officers and other members of senior management of the Company and any of its subsidiaries which might subsequently adopt the Plan. The Plan is intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (“Section 162(m)”).

2.     Administration.

The Plan shall be administered by the Compensation Committee, provided, however, that the Compensation Committee is composed solely of two or more outside directors as defined in Section 162(m). All determinations under the Plan, including those related to interpretation of the Plan and the forms of awards provided for hereunder, eligibility, or the payment or pro-ration of any payment shall be made by the Compensation Committee in its sole discretion, and such determinations shall be final and binding on all employees.

3.     Stockholder Approval.

The Plan shall be approved by the stockholders of the Company. To the extent necessary for the Plan to qualify as performance-based compensation under Section 162(m) or its successor under then applicable law, the material terms of the Plan shall be disclosed to and reapproved by the stockholders no later than the first stockholder meeting that occurs in the fifth year following the year in which stockholders previously approved the material terms of the Plan.

4.     Participants.

For each measurement period (which may but need not be a fiscal year of the Company or which may be different for different participants), the Compensation Committee will choose, in its sole discretion, those eligible employees who will participate in the Plan during that measurement period and will be eligible to receive payment under the Plan for that measurement period.

(a) Eligible Employees. Persons who are eligible to participate in the Plan are all members of senior management of the Company and its subsidiaries. For purposes of the Plan, senior management is defined as any officer of the Company or its subsidiaries who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, or who is designated as eligible to participate in the Plan by the Compensation Committee in its sole discretion.

(b) Employment Criteria. In general, to participate in the Plan an eligible employee must be continuously employed by the Company or a subsidiary for the entire measurement period. In the event of death or disability, a participant shall be vested in a pro rata share of an award based upon services rendered during the measurement period.

If a participant is on unpaid leave status for any portion of the measurement period, the Compensation Committee, in its discretion, may reduce the participant’s payment on a pro rata basis.

5.     Awards.

The Compensation Committee shall determine the size and terms of an individual award that can be made in cash or stock. Stock awards may be settled in shares of common stock of the Company reserved for issuance under (i) the Company’s 1999 Stock Incentive Plan or (ii) any stock option, equity incentive or similar plan that may hereafter be adopted by the Company’s Board of Directors and approved by its stockholders. The stock awards may be settled in cash at the election of the Company. Stock awards granted pursuant to the Plan shall vest upon the attainment of performance goals established by the Compensation Committee under Section 6.

6.    Business Criteria on Which Performance Goals Shall be Based.

Payments in the form of cash and/or stock under the Plan shall be based on the Company’s attainment of performance goals based on one or more of the following business criteria:

•	Return on equity, assets, or invested capital.

•	Stockholder return, actual or relative to an appropriate index (including share price or market capitalization).

•	Actual or growth in revenues, orders, operating income, or net income (with or without regard to amortization/impairment of goodwill).

•	Free cash flow generation.

•	Operational performance, including asset turns, revenues per employee or per square foot, or comparable store sales.

•
Individually designed goals and objectives that are consistent with the participant’s specific duties and responsibilities, and that are designed to improve the financial performance of the Company or a specific division, region or subsidiary of the Company. The goals and objectives may be derived from and consistent with the operating plan(s) adopted by the Board of Directors of the Company for the Company, as a whole, or any division, region or subsidiary of the Company for the particular year or years to which the participant’s performance is measured.

7.     Establishing Performance Goals.

The Compensation Committee shall establish, for each measurement period:

(a) the length of the measurement period;

(b) the specific business criterion or criteria, or combination thereof, that will be used;

(c) the specific performance targets that will be used for the selected business criterion or criteria;

(d) any special adjustments that will be applied in calculating whether the performance targets have been met to factor out extraordinary or non recurring items;

(e) the formula for calculating compensation eligible for payment under the Plan in relation to the performance targets;

(f) the eligible employees who will participate in the Plan for that measurement period; and

(g) if applicable, the target amounts for each participant for the measurement period.

The Compensation Committee shall make these determinations in writing no later than 90 days after the start of each measurement period, but in no event later than the date 25% of the measurement period has elapsed, and while the outcome or results of such determinations are substantially uncertain. Cash awards to any one participant in any one fiscal or calendar year under the Plan shall not exceed $2,000,000. Stock awards or restricted stock unit awards granted to any one participant in any one fiscal or calendar year (which may vest over multiple years) under the Plan shall not exceed a maximum of 300,000 shares of the Company’s common stock. Such maximum amount of 300,000 shares shall be adjusted in the discretion of the Compensation Committee in the event of any stock dividend, stock split, extraordinary cash dividend, or similar recapitalization of the Company.

Unless otherwise specified by the Compensation Committee in establishing the criteria for the particular measurement period, if the Company or its subsidiaries consummate one or more acquisitions during the measurement period that, individually or in the aggregate, constitute a “triggering acquisition” (“Triggering Acquisition”), the measurement period shall end early, on the last day of the calendar quarter immediately before the consummation of the first acquisition that constitutes a Triggering Acquisition (either individually or when aggregated with prior acquisitions during the measurement period), and pro-rated payments shall be paid based on the degree of attainment of the performance goals during the shortened measurement period. For purposes of this paragraph, a Triggering Acquisition means an acquisition (or combination of acquisitions) in which the acquired entity’s operating earnings (earnings before transaction-related expense) for the four quarters completed immediately before consummation of the acquisition is equal to 10% or more of the pro-forma operating earnings for the same four quarters for the combination of the Company and its subsidiaries and the acquired entity. If either the Company and its subsidiaries or the entity being acquired had consummated other acquisitions during the four quarters in question, the calculation described in the prior sentence shall be done using pro-forma earnings for each combined entity.

If an employee joins the Company or a subsidiary of the Company during any particular measurement period established for executive officers or other members of senior management of the Company and becomes an eligible employee pursuant to Section 4(b) with respect to that measurement period, and if the employee is a “covered employee” within the meaning of Section 162(m), then to the extent necessary for the Plan to qualify as performance-based compensation under Section 162(m) or its successor under then applicable law, all relevant elements of the performance goals established pursuant to Sections 6 and 7of this Plan for that employee must be established on or before the date on which 25% of the time from the commencement of employment to the end of the measurement period has elapsed, and the outcome or results under the performance goals for the measurement period must be substantially uncertain at the time those elements are established.

8.     Determination of Attainment of Performance Goals.

The Compensation Committee shall determine, pursuant to the performance goals and other elements established pursuant to Sections 6 and 7 of the Plan, the amounts to be paid to each employee for each measurement period or the extent to which awards have vested. The Compensation Committee’s determinations shall be final and binding on all participants and shall be memorialized in the minutes of the Compensation Committee. The Compensation Committee shall not have discretion to increase the amount of an award or accelerate the vesting of an award to any employee who is a “covered employee” within the meaning of Section 162(m) if such action would cause the award or any part thereof to not be deductible under the Internal Revenue Code.

9.     Amendments.

The Compensation Committee may not amend or terminate the Plan so as to increase, reduce or eliminate awards under the Plan for any given measurement period retroactively, that is, on any date later than 90 days after the start of the measurement period. The Compensation Committee may amend or terminate the Plan at any time on a prospective basis and/or in any fashion that does not increase, reduce or eliminate awards retroactively. The foregoing notwithstanding, except as required by applicable law, the Compensation Committee shall not have the power to amend the Plan in any fashion that would cause the Plan to fail to qualify as performance-based compensation with respect to any “covered employee” as defined under Section 162(m) or its successor. Without limiting the generality of the foregoing, to the extent it would cause the Plan to fail to qualify as performance-based compensation with respect to any “covered employee” as defined under Section 162(m) or its successor under then applicable law, the Compensation Committee shall not have the power to change the material terms of the performance goals unless (i) the modified performance goals are established by the Compensation Committee no later than 90 days after the start of the applicable measurement period, on or before 25% of the measurement period has elapsed, and while the outcome or results are substantially uncertain; and (ii) no payments are made under the modified performance goals until after the material terms of the modified performance goals are disclosed to and approved by the Company’s stockholders.

10.  Rule 10b5-1 Trading Plans; Stock Withholding.

It is expected that participants under the Plan will establish or modify stock trading plans under Rule 10b5-1 of the Securities Exchange Act of 1934 to provide for the sale of Company shares and remit to the Company the proceeds to meet the Company’s withholding obligations in connection with stock awards hereunder. To the extent participants fail to establish or modify 10b5-1 plans in accordance with the foregoing, the Company shall at its election either require the participant to pay cash sufficient to meet the withholding obligations or the Company shall withhold the number of shares under a stock award sufficient (based on the fair market value of the Company’s common stock) to meet such withholding obligation.

11.  Effect on Employment/Right to Receive.

Nothing in the Plan shall interfere with or limit in any way the right of the Company or its subsidiaries to terminate any participant’s employment or service at any time, with or without cause or notice. Furthermore, the Company expressly reserves the right, which may be exercised at any time and without regard to any measurement period, to terminate any individual’s employment with or without cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a participant under the Plan. For purposes of the Plan, transfers of employment between the Company and/or its subsidiaries shall not be deemed a termination of employment. No person shall have the right to be selected to receive any award under the Plan, or, having been so selected, have the right to receive a future award.

12.  Successors.

All obligations of the Company under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all the business or assets of the Company.

13.  Nontransferability of Awards.

No award granted under this Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the extent permitted by the Company’s 1999 Stock Incentive Plan, or other equity plan, to the extent an award is payable from such plans. All rights with respect to an award granted under this Plan shall be available during his or her lifetime only to the participant to whom the award is granted.

14.   Effectiveness; Prior Plans Superseded.

The Plan shall be effective upon adoption by the Board of Directors of the Company, subject to stockholder approval within twelve months of its adoption by the Board of Directors. Any award granted under the Plan before it is approved by the stockholders of the Company shall be null and void and of no force and effect if the stockholders of the Company do not approve of the Plan within the twelve month period following adoption by the Board of Directors.

RUBIO’S RESTAURANTS, INC.
PROXY
Annual Meeting of Stockholders, July 27, 2006

This Proxy is Solicited on Behalf of the Board of Directors of Rubio’s Restaurants, Inc.

The undersigned revokes all previous proxies, acknowledges receipt of the notice of the annual meeting of stockholders to be held on July 27, 2006 and the proxy statement and appoints Ralph Rubio and Craig Andrews, and each of them, the proxy of the undersigned, with full power of substitution, to vote all shares of common stock of Rubio’s Restaurants, Inc. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders to be held at Edwards Theatre, 1180 W. San Marcos Blvd., San Marcos, California, on Thursday, July 27, 2006, at 10:00 a.m., Pacific Time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this proxy shall be voted in the manner set forth on the reverse side.

1.
To elect the following directors to serve until the 2009 annual meeting of stockholders or until their respective successors are elected and qualified: Please check either “FOR ALL” or “WITHHOLD AUTHORITY TO VOTE ON ALL.”

FOR ALL (except as indicated below) ☐	WITHHOLD AUTHORITY TO VOTE ON ALL ☐

To withhold authority to vote for any individual nominee(s), please write the name(s) of those nominee(s) on the line provided below:

(The nominees are Kyle A. Anderson and Ralph Rubio)

2.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2006.

FOR ☐    AGAINST ☐     ABSTAIN ☐

3.	To approve the adoption of the Rubio’s Restaurants, Inc. 2006 Executive Incentive Plan.

FOR ☐    AGAINST ☐     ABSTAIN ☐

4.	In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting.

Our board of directors recommends a vote FOR each of the nominees for director listed under Item 1 (Election of Directors), a vote FOR Item 2 (Ratification of Independent Registered Public Accounting Firm) and a vote FOR Item 3 (Approval of the Adoption of the Rubio’s Restaurants, Inc. 2006 Executive Incentive Plan). This proxy, when properly executed, will be voted as specified by the undersigned. If no specification is made, this proxy will be voted FOR each of the nominees for director listed under Item 1 (Election of Directors), FOR Item 2 (Ratification of Independent Registered Public Accounting Firm) and FOR Item 3 (Approval of the Adoption of the Rubio’s Restaurants, Inc. 2006 Executive Incentive Plan).

Please print the name(s) appearing on each stock certificate(s) over which you have voting authority:

Please sign your name:

(Authorized Signature(s))

Date: